Exhibit 99.1

Packaging Corporation of America Declares Quarterly Dividend

LAKE FOREST, IL, December 13, 2016 — Packaging Corporation of America (NYSE: PKG) announced today that its Board approved a regular quarterly dividend of $0.63 per share on its common stock. The quarterly dividend of $0.63 per share will be paid on January 13, 2017 to shareholders of record as of December 23, 2016. Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 95 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com